Exhibit 10.2

CALERES, INC.
DEFERRED COMPENSATION PLAN
FOR
NON-EMPLOYEE DIRECTORS
(Amended and Restated as of May 28, 2015)

SECTION I
STATEMENT OF PURPOSE
The Caleres, Inc. Deferred Compensation Plan for Non-Employee Directors (formerly known as the Brown Shoe Company, Inc. Deferred Compensation Plan for Non-Employee Directors) (“Plan”) has been established by Brown Shoe Company, Inc. (“Brown”) and was adopted by the Board of Directors effective October 31, 1999. The Plan is intended to provide an incentive that will motivate and reward non-employee directors of the Company and promote the best interests and long-term performance of the Company by allowing non-employee directors of the Company to defer certain compensation. This restatement of the Plan is effective May 28, 2015 in order to reflect the change in the name of Brown to Caleres, Inc. (“Company”). The provisions of this restatement apply to amounts deferred by a Participant on or after January 1, 2005, and earnings or losses thereon, as determined in accordance with Code Section 409A and the regulations promulgated thereunder. Amounts deferred by a Participant prior to January 1, 2005, and earnings or losses thereon, as determined in accordance with Code Section 409A and the regulations promulgated thereunder, are “grandfathered” for purposes of Code Section 409A and shall be subject to the terms of the Plan in effect as of December 31, 2004.

SECTION II

DEFINITIONS

A.“Account” means the account in a special ledger, to be established by the Company, in which the Company shall credit Units for a Participant.
B.“Beneficiary” means the person(s) designated by a Participant on the Election Agreement to receive payments due the Participant in the event of the death of the Participant. In the absence of such designation or in the event the designated person fails to survive the Participant, “Beneficiary” shall mean the estate of the Participant.
C.“Board of Directors” means the board of directors of the Company.
D.“Common Stock” means shares of the common stock, par value $0.01 per share, of the Company.
E.“Company” means Caleres, Inc., a New York corporation, or any successor thereto.
F.“Election Agreement” means the agreement supplied by the Company that evidences a Participant’s participation in the Plan.
G.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
H.“Fair Market Value” shall mean the average of the highest and lowest quoted selling prices for shares of Common Stock on the New York Stock Exchange or equivalent securities exchange on the relevant date, or if there is no sale on such date, then on the last previous day on which a sale was reported.
I.“Meeting Fees” means those cash fees payable to a Non-employee Director from the Company for attending meetings of the Board of Directors and committees of the Board of Directors.
J.“Non-employee Director” means each member of the Board of Directors who is not an employee of the Company, and if approved by the Board of Directors any honorary or advisory member of the Board of Directors.
K.“Participant” means each Non-Employee Director who has an Account under the Plan.

L. “Payment Date” means the last day of each quarter of each fiscal year of the Company.
M.“Plan” means the Caleres, Inc. Deferred Compensation Plan for Non-Employee Directors.
N.“Retainer” means the retainer payable to a Non-employee Director from the Company, whether for service on the Board of Directors or a committee thereof and whether such retainer be paid annually, quarterly or in some other manner.
O.“Unit” means the measure of the benefit which may be awarded under the Plan and which shall, to the extent provided in the Plan, be equivalent to one share of Common Stock.

SECTION III

ELIGIBILITY AND PARTICIPATION

A.Eligibility. All Non-employee Directors are eligible to become Participants.

B.Conditions to Participation. Each Non-employee Director who desires to become a Participant shall execute and deliver an Election Agreement to the Company irrevocably electing to defer until the termination of his or her service as a Non-employee Director the receipt of all or a portion of either his or her Retainer or Meeting Fees, or both. The Election Agreement shall be filed with the Company within 30 days of the date he or she becomes a Non-employee Director. Such election shall be irrevocable with respect to the Retainer and Meeting Fees earned during the initial fiscal year of participation, and shall apply only to the portion of the Retainer and the Meeting Fees earned after the date the Election Agreement is filed with the Company. After such initial fiscal year as a Non-employee Director, a Non-employee Director may elect to defer a Retainer and/or Meeting Fees by filing an Election Agreement with the Company no later than the December 31 preceding the first day of the fiscal year of the Company to which such election relates.

C.Continued Participation. An Election Agreement filed with the Company shall remain in effect until altered or terminated by a Non-employee Director under this Section III.C. However, as of each December 31, any Election Agreement in effect as of such date shall be irrevocable for the fiscal year beginning after such December 31. Each Non-employee Director shall have the right to alter the amount of his or her Retainer or Meeting Fees deferred pursuant to the Plan or terminate his or her participation in the Plan for a future fiscal year by giving written notice of such alteration or termination to the Company no later than the December 31 preceding the first day of the fiscal year that such alteration or termination shall be effective. If the Participant chooses to terminate his or her participation in the Plan for future fiscal years, those amounts already deferred will remain in his or her Account established pursuant to Section IV hereof and be distributed at the appropriate time in accordance with Section V hereof.

SECTION IV

ESTABLISHMENT OF THE CREDITS TO PARTICIPATIONS' ACCOUNT

A.Deferred Compensation. The Company shall establish an Account for each Participant and shall credit to the Account for each Participant as of each Payment Date a number of Units equal to the number of shares of Common Stock (including fractions) which could be purchased on such date with the amount of the Retainer or Meeting Fees which the Participant would have otherwise been entitled to receive since the last Payment Date but for such Participant’s deferral election pursuant to Section III hereof. The deemed purchase price shall be the Fair Market Value of Common Stock on the Payment Date as of which the purchase is deemed to be made.

B.Dividends. Until a Participant has been paid his or her entire Account, the Company shall credit to such Participant’s Account as of the Payment Date next succeeding the dividend payment date on Common Stock a number of Units equal to the number of shares of Common Stock (including fractions) which could be purchased at the Fair Market Value of Common Stock on such Payment Date, with the dividends which the Participant would have received if he or she had been the owner of a number of shares of Common Stock equal to the number of Units (excluding fractions) in his or her Account on such dividend payment date.

SECTION V

PAYMENT OF ACCOUNT

A.Other Than Death. Upon a Participant’s termination of service as a Non-employee Director for a reason other than death, the Company shall pay to the Participant the amount of Units credited to his or her Account either in a lump sum or in equal installments over a period of either five or ten years, as elected by the Non-employee Director in his or her Election Agreement. Prior to January 1, 2009, each Participant may make an election as to whether payment of his or her Account will be made in a lump sum, five-year installments or ten-year installments. On and after January 1, 2009, a Participant may change an election as to the form of payment elected by a Participant in his or her Election Agreement or pursuant to the previous sentence, provided:

(i)	The new election becomes effective 12 months after it is filed;

(ii)	The first payment is deferred for 5 years from the date the first payment would otherwise have been made; and

(iii)	The prior election was filed 12 months before the first payment would have been made under the prior election.
For this purpose, each installment payment shall be considered a separate payment. Subject to the foregoing, a Participant’s election most recently accepted by the Company shall govern distribution of all amounts due the Participant under the Plan.
1.Annual Installments. If the Participant elects annual installments, he or she shall designate whether such payments shall be made over either a five- or ten-year period. Depending on the election, the Company shall pay to the Participant the amount credited to his Account in five or ten annual installments as follows: a payment in cash shall commence with the Payment Date coincident with or next succeeding his termination of service, with annual installments made on each anniversary of such date. The amount paid shall equal the sum of: (i) either one-fifth or one-tenth (depending on the Participant’s election) of the number of Units credited to the Participant’s Account pursuant to Section IV hereof as of the Payment Date coincident with or next succeeding his or her termination of service multiplied by the Fair Market Value of the Company’s Common Stock on the Payment Date as of which such installment is paid, plus (ii) an amount equal to the Fair Market Value of any Units credited to his or her Account pursuant to Section IV.B. since the immediately preceding installment payment.

2.Lump Sum. If the Participant elects a lump sum, the Company shall pay to the Participant the amount credited to his or her Account in a single lump sum cash payment upon his or her termination of service as a Non-employee Director. Payment of the lump sum shall be made as of the Payment Date coincident with or next succeeding the Participant’s termination of service and shall be equal to the number of Units credited to his or her Account pursuant to Section IV hereof as of such Payment Date multiplied by the Fair Market Value of Common Stock on such Payment Date.

3.Fixed Payment Date. All payments due and payable under this Plan on a fixed date shall be deemed to be made upon such fixed date if such payment is made on such date or a later date within the same calendar year or, if later, by the fifteenth day of the third calendar month following the specified date (provided the Participant is not entitled, directly or indirectly, to designate the taxable year of the payment). In addition, a payment is treated as made upon a fixed date under this Plan if the payment is made no earlier than 30 days before the designated payment date and the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment.

B.Death. Upon a Participant’s termination of service by reason of death or upon the death of a Participant prior to payment to him or her of the balance of his or her Account, installments or remaining installments, as the case may be, his or her account shall be paid to the Participant’s Beneficiary in a lump sum within 90 days following his or her death and shall be equal to the number of Units credited to his Account pursuant to Section IV hereof as of the Payment Date immediately preceding distribution multiplied by the Fair Market Value of Common Stock on such Payment Date. The Beneficiary shall not be permitted to elect the taxable year of the distribution.

C.Payment for Financial Hardship. Notwithstanding any other provisions of this Plan to the contrary, the Board of Directors may authorize payment of a Participant’s Account to such Participant at any time prior to the time such Account would otherwise be payable, in such manner as shall be determined by the Board of Directors, if the Board of Directors determines that the Participant has proved a demonstrated unforeseeable emergency which is a permissible payment event under Code Section 409A and the regulations thereunder. Any Election Agreement in effect at the time of a payment under this Section V.C shall be automatically terminated on the date of the payment. A Participant may elect to resume participation in the Plan in a subsequent calendar year by filing a new Election Agreement in accordance with Section III.B.

D.Payment on Termination of the Plan, Etc. Upon the termination of the Plan, upon dissolution or liquidation of the Company, or upon any merger or consolidation in which the Company is not to be the surviving corporation (and which is a change in the ownership or effective control of the Company under Code Section 409A), each Participant and Beneficiary receiving payments hereunder shall receive in a lump sum an amount equal to the number of Units or balance thereof credited to the Participant’s Account multiplied by the Fair Market Value of Common Stock on the Payment Date coincident with or next preceding such termination, such dissolution or liquidation, or such merger or consolidation, immediately prior to or simultaneously with such termination, such dissolution or liquidation, or such merger or consolidation. Any distribution pursuant to this Section V.D. due to the termination of the Plan or dissolution or liquidation of the Company shall be made only in accordance with the permissible distribution acceleration provisions of Code Section 409A.

SECTION VI

ADMINISTRATION

The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have full power and authority to administer, construe and interpret the Plan. The decisions of the Board concerning the administration, construction, and interpretation of the Plan shall be final. No member of the Board shall be personally liable for his or her acts or omissions in respect of the Plan, unless attributable to such member’s fraud or willful misconduct.
Notwithstanding any other provision of this Plan to the contrary, in the event the Board is making a determination with respect to a specific Board member’s benefits provided pursuant to this Plan, the interested Board member shall abstain from the decision-making process with respect to such determination.
SECTION VII
ADJUSTMENT IN NUMBER OF UNITS
Notwithstanding any other provision in the Plan, if there is any change in the Common Stock by reason of exchanges of shares, split-ups, recapitalizations, mergers, consolidations, reorganizations, or combination (or stock dividends to the extent that the credits have not otherwise been made pursuant to Section IV.B.), the Units shall be appropriately adjusted by the Board of Directors.

SECTIN VIII

AMENDMENT AND TERMINATION

A.Amendment. The Board of Directors may at any time and from time to time amend the Plan in such respects as it may deem advisable.

B.Termination. The Board of Directors may at any time terminate the Plan.

C.Affect on Units. Except as provided in Section VIII hereof, no amendment or termination of the Plan shall, without the consent of a Participant or Beneficiary, affect the number of Units credited to his Account.
SECTION IX
NON-ALIENATION OF ACCOUNT
No right or payment under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or payment hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or payment hereunder, then such right or payment shall, in the discretion of the Board of Directors, cease, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents, or any of them, in such manner and in such proportion as the Board of Directors shall determine. The determination of the Board of Directors shall be final.

SECTION X
EFFECTIVE DATE
The Plan was originally effective as of October 31, 1999, and was restated effective as of January 1, 2009. This restatement shall be effective as of May 28, 2015.

SECTION XI

MISCELLANEOUS

A.No Trust or Fiduciary Relationship Created. Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, his or her Beneficiary or any other person. All payments hereunder shall be made from the general assets of the Company.

B.Assumption of Risk. Each Participant, on behalf of himself or herself, and his or her Beneficiary, shall assume all risks in connection with the value of any Unit credited to his or her Account.

C.No Interest in Common Stock. Nothing contained in the Plan shall be construed as conferring upon a Participant or any other person any right, title or interest in any shares of Common

Stock, including without limitation, voting rights, rights to any Common Stock or any other equity interest in the Company.

D.Applicable Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

E.Invalid Plan Provisions. If any provisions of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant, or would disqualify the Plan under any law deemed applicable by the Board of Directors, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board of Directors, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction or Participant and the remainder of the Plan shall remain in full force and effect.

F.Rule 16b-3 Compliance. Transactions under this Plan are intended to comply with all applicable terms and conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any provision of the Plan or action by the Board of Directors fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board of Directors.

G.Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

H.Interpretation. All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.